Exhibit 12.1

CALCULATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges on a consolidated basis for the periods indicated were as follows (in millions, except ratio data):

	Year Ended December 31					Six Months Ended July 3,
	2010	2011	2012	2013	2014	2015
Fixed Charges:
Gross Interest Expense	$117.1	$141.6	$157.5	$145.9	$122.7	$60.0
Interest Element of Rental Expense	15.2	19.9	22.3	19.4	18.8	10.4
Interest on Unrecognized Tax Benefits	—	—	—	—	—	—

Total Fixed Charges	$132.3	$161.5	$179.8	$165.3	$141.5	$70.4

Earnings Available for Fixed Charges:
Earnings (Excluding Earnings from Equity Investees) Before Income Taxes Plus Distributed Income of Equity Investees	$1,915.8	$2,429.4	$2,985.4	$3,566.0	$3,481.8	$1,649.9
Add Fixed Charges	132.3	161.5	179.8	165.3	141.5	70.4
Interest on Unrecognized Tax Benefits	—	—	—	—	—	—

Total Earnings Available for Fixed Charges	$2,048.1	$2,590.9	$3,165.2	$3,731.3	$3,623.3	$1,720.3

Ratio of Earnings to Fixed Charges	15.5	16.0	17.6	22.6	25.6	24.4

The Pro-Forma ratios of earnings to fixed charges on a consolidated basis for the periods indicated were as follows (in millions, except ratio data):

	Year Ended December 31, 2014 Pro Forma	Six Months Ended July 3, 2015 Pro Forma
Fixed Charges:
Gross Interest Expense	$178.9	$87.7
Interest Element of Rental Expense	18.8	10.4
Interest on Unrecognized Tax Benefits	—	—

Total Fixed Charges	$197.7	$98.1

Earnings Available for Fixed Charges:
Earnings (Excluding Earnings from Equity Investees) Before Income Taxes Plus Distributed Income of Equity Investees	$3,446.7	$1,632.6
Add Fixed Charges	197.7	98.1
Interest on Unrecognized Tax Benefits	—	—

Total Earnings Available for Fixed Charges	$3,644.4	$1,730.7

Ratio of Earnings to Fixed Charges	18.4	17.6

Exhibit 12.1

NOTE: These ratios include Danaher Corporation and its consolidated subsidiaries. The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges for the periods indicated, where “earnings” consist of (1) earnings (excluding earnings from equity investees) before income taxes plus distributed income of equity investees; plus (2) fixed charges, and “fixed charges” consist of (A) interest, whether expensed or capitalized, on all indebtedness, (B) amortization of premiums, discounts and capitalized expenses related to indebtedness, and (C) an interest component representing the estimated portion of rental expense that management believes is attributable to interest. Interest on unrecognized tax benefits is included in the tax provision in the Company’s Consolidated Statements of Earnings and is excluded from the computation of fixed charges.